Q4 2021 Shareholder Letter February 10, 2022 investor.eventbrite.com Green-Wood Historic Fund Brooklyn, NY

Business Update

Q4 2021 Highlights:

- **Net revenue** of $59.6 million grew 124% year-over-year as paid ticket volume improved.
- **Paid ticket volume** of 22.1 million rose 101% year-over-year due to increases in paid event volume and consumer demand.
- **Net loss** was ($16.8) million compared to a net loss of ($20.2) million in the same period in 2020.
- **Adjusted EBITDA** was $4.0 million and Adjusted EBITDA margin was 7%. In the same period of 2020, Adjusted EBITDA was $2.2 million, including the benefit of a $14 million reduction in reserves in that quarter.[1]

Net Revenue:


$27M
$28M
$46M
$53M
$60M
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Paid Tickets:


11M
10M
16M
19M
22M
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Net Loss:


($20M)
($85M)
($21M)
($17M)
($17M)
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Adjusted EBITDA[1]:


$2M
($9M)
($0M)
$6M
$4M
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

FY 2021 Highlights:

Total Tickets[2]
291M

Total Creators[2]
662K

Total Events[2]
5.4M

The Green-Wood Historic Fund

The historic Green-Wood Cemetery in Brooklyn, NY, located on more than 470 acres, is redefining what a cemetery can be by hosting popular walking tours, book talks, and concerts in the catacombs. In 2021, the historic cemetery saw significant growth, hosting nearly 500 events (39 a month — more than double that of 2020) and selling nearly 16,000 paid tickets, triple the prior year's figure. That's on top of 7,000 registrations for community-driven free events. Green-Wood built their audience organically in recent years, reaching out to neighbors in New York City by conducting surveys and having volunteers at the entryways to meet and talk to visitors. That helped the team adjust their approach, adding new events and attracting new (and repeat) audiences, furthering Green-Wood's mission of preserving the habitat of one of New York City's first green spaces. (Eventbrite helped, too, driving 24% of their paid ticket sales in 2021.) The Green-Wood Cemetery may be in the business of eternal rest, but their events program is alive and kicking.

(1) Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA and Adjusted EBITDA margin, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the most directly comparable GAAP measure.

(2) Total metrics includes both free and paid data.

Dear Eventbrite Shareholder, The fourth quarter capped off a year of strong execution as we helped propel the recovery of live events around the world. An incredible array of live experience creators hosted their unique content on our platform, leveraging our tools and scale to connect with passionate followers and reach new audiences. In 2021, we ticketed a record 5.4 million events in nearly 180 countries, issuing 291 million free and paid tickets while processing nearly $2.5 billion in gross ticket sales. Our strong growth in 2021 – revenue rose 77% versus 2020 – speaks to the strength of the human desire to gather and the enduring importance of live events. We also delivered positive Adjusted EBITDA for the year, demonstrating that our investment decisions and operational focus are aligned to drive profitability and growth. Our performance in 2021 was guided by the product-led strategy introduced 18 months ago: invest in foundational improvements to our self-service platform, tailor the Eventbrite experience for frequent creators and multi-event management, and help creators more effectively market themselves and their events. Starting in 2020, we have been improving development agility and product velocity by modernizing our technical foundations. In 2021, we began to capitalize on those advances, reinventing the user experience for frequent creators and introducing Eventbrite Boost, our rapidly-expanding suite of social media advertising tools. As we look to 2022, we will remain tightly focused on a strategy that is working and build on our frequent creator foundation to address the large opportunity in marketing tools and demand generation. In everything we are doing, our rich data, our keen awareness of creators’ needs, and our leading scale provide valuable advantages that we will use to differentiate our platform and help fuel our creators’ success. As the landscape for live events evolves, our strategy allows us to stay close to our creators’ needs and remain their trusted partner. Our roadmap points to a product that is simultaneously more powerful and easier to use. The enthusiastic response to recent product launches, like Creator Collections and our expanded email offering within Boost, shows that our efforts are resonating with creators. These successes empower us to look beyond helping creators manage and ticket events toward helping them grow their events and their businesses through The Bloody Mary Festival In 2014, Evan and Yunna Weiss set out on a mission to find the best bloody mary in New York City and brought together local bars and restaurants to see who would be crowned the cocktail king. What started as a passion project turned into the largest bloody mary event in the world, averaging between 1,000 and 2,000 attendees who can sample and vote for their favorite flavors in 10 different cities across the U.S. The festival became the Weiss' full time gig and they persevered through the pandemic by pivoting to virtual events with Bloody Mary Home Kits. Last summer, the Weiss’ returned to in-person, hosting three festivals across the country alongside their virtual programming. Thankful for Eventbrite’s easy to use Organizer App, Evan and Yunna are poised for another comeback year in 2022 with seven festivals already on the books. Eventbrite Q4 2021 Shareholder Letter Page 3 marketing and demand generation. We believe this is the opportune time to help creators reconnect with audiences as live events once again fill our calendars. Active and Frequent Creators With active creators recovering, pre-existing creators reactivating and new creators encouraged by a more favorable environment, our platform continues to attract and support a vibrant community of solopreneurs and small business owners who produce independent, unique, and local experiences. In the fourth quarter, over 141,000 event creators used our platform to ticket and market paid events, up 7% quarter-over-quarter and the highest quarterly number of creators in nearly two years. We also added another 90,000 new creators who published an event for the first time in the fourth quarter. During 2021, we served more than 660,000 creators of free and paid events, and returned to year-over-year growth in our creator base. Furthermore, approximately 99% of creators who used our platform in 2021 signed themselves up through channels such as organic search, referrals, or direct web traffic, which demonstrates our strong brand positioning and awareness within the global creator community. Frequent creators are the central focus of our strategy, and we are strategically investing in tools that enable them to promote their content-rich calendars, reach wider audiences and increase ticketing volume, all while efficiently managing multiple events on our platform. We prioritize frequent creators because they tend to be our most passionate and valuable customers and their event franchises have proven attendee appeal. Creators who hosted three or more events in the quarter accounted for approximately 67% of paid ticket volume for the fourth quarter, up from 64% in the same quarter of 2019 prior to the pandemic. In 2021, the Eventbrite platform averaged 5.5 paid events per creator, a 40% increase from 2019 that reflects the benefit of our focus on frequent creators as well as the resilience of our creator community. The featured creator in this letter, The Green- Wood Historic Fund, doubled their event frequency in 2021 compared to 2020, hosting on average 39 events per month and selling nearly 16,000 paid tickets via the Eventbrite platform. We are encouraged to see our platform so successfully serving frequent creators and aim to roll out increasingly sophisticated tools supporting multi-event management. We also intend to invest in building our creator community in the coming year with an expanded Reconvene program designed to educate and connect creators. Vibe LDN VIBE LDN runs an eclectic line-up of events in venues across London, from dance parties to brunch parties to paint parties, alongside unique themed nights like Hip Hop Soul and “Drake Nights.” In 2021, they hosted 98 events - an average of 7 events a month. And, across those 98 events last year, over 10,000 Eventbrite ticket holders were entertained on dancefloors across the city. These event creators are “passionate about creating stunning, shareable experiences that inspire connections and deliver exciting expressions through music,” and their social media channels are alive with vibrant graphics and engaging video content. They also tested out our newly launched Creator Collections feature last year and are a stand-out example of event creators on our platform who have shown resilience in the face of the challenges of the last few years, while entertaining and delighting fans at every turn. Eventbrite Q4 2021 Shareholder Letter Page 4

In the fourth quarter of 2021, over 4,000 creators registered for the four Reconvene sessions we hosted, and we plan to nearly triple the number of Reconvene events offered in 2022 with a goal of reaching 200,000 creators through these events. These programs attract a wide audience of new and existing creators, imparting valuable insights from the Eventbrite platform and raising our brand awareness, while also serving as a valuable acquisition and engagement channel. Creators who attended the 2021 Reconvene Summit had higher lifetime value and grew their ticket fees by 20% more than the average creator on our platform. We believe these skill-sharing community initiatives enhance creator confidence, build customer loyalty, and effectively showcase our product enhancements. We made great strides in executing our product roadmap in 2021 and look to extend that momentum in 2022 as we support our creators. The fourth quarter marked exciting developments, such as Boost updates and the full release of Collections, both of which help frequent creators simplify and enhance marketing for entire slates of events. In the first quarter of the new year, we have already introduced important Boost enhancements that sparked additional interest from creators. Additionally, we’re pushing ahead on enhancements in navigation, automation, reporting, and payment systems, which will help overall usability for both frequent and single-event creators. To support these efforts and our longer- term plans, we will open a new Eventbrite talent hub in India in 2022. Marketing and Demand Generation As the world reopens and consumers once again seek out live events, creators are seizing the moment to jumpstart growth by reconnecting with followers and searching out new audiences. For frequent creators, activating a cycle of efficient customer acquisition, engagement and retention can fuel ongoing success for repeating events and series. Against that backdrop, we believe that simple and intuitive marketing and demand generation tools, such as Boost, perfectly complement our existing ticketing capabilities. Our ability to seamlessly combine ticketing, multi-event management, and marketing into one self-service platform can help creators more confidently plan and accurately track their investments in event marketing. Street Art Museum Tours Washington, D.C.’s art, history, and culture come together during Street Art Museum Tours. Since 2013, these unique experiences have been combining education and entertainment for both locals and visitors, and have recently expanded to broader audiences through virtual events. Owner Diane Maglaque and her team use Eventbrite’s ticketing dashboard to track attendee trends to inform what type of events they host, and what ad campaigns they run. With the help of new marketing tools like Eventbrite Boost and Collections, they hosted over 92 events and sold over 3,000 tickets last year, 59% of which were driven by Eventbrite channels. “Eventbrite is trusted and well-known,” says Diane. It’s a winning combination when paired with Street Art Museum Tours’ unique programming. Eventbrite Q4 2021 Shareholder Letter Page 5

Eventbrite Boost, which was launched nine months ago, is already helping creators reconnect with their audiences even as we accelerate the rollout of new and improved features. In the fourth quarter, we streamlined the set-up of conversion tracking within Boost, which produces robust and accurate marketing campaign data that fully illuminates the impact and value of our social media advertising tools. In early January, we introduced the ability for paid subscribers to send email campaigns to attendees directly through Boost at a fraction of the cost and without the complication of using a separate system. We saw an immediate uptick in Boost adoption following the update, as frequent creators recognized the value and ease of using a single integrated platform for ticketing, social media and email marketing. These and other recent additions, such as single-step ad creation and a revised Instagram marketing playbook, are further transforming Boost into a full- featured and easy to use product for marketing events and reaching audiences. Our goal is to develop Boost into an all-in-one solution that helps creators acquire, engage, and retain audiences and grow on our platform. Looking ahead, we plan to develop new Boost features for organic social media management and to introduce Eventbrite-owned marketing channels to help creators connect not only their events, but also their brands, with event attendees and consumers. Our progress with Boost and our ambitions for demand generation are strategic extensions of our existing activities to stimulate ticket sales for our creators. Our website, mobile app, email lists and “Follow” features all contribute to amplifying sales for events on our platform. In 2021, Eventbrite-driven tickets through these and other channels accounted for nearly 25% of total free and paid ticket volume. Eventbrite-driven ticket volume translated into more than $580 million in creators’ gross ticket sales in 2021, with a comparable impact on attendance for free events. Behind these figures, we are also gathering valuable event and consumer data that informs the demand generation products being developed for Boost. We plan to thoughtfully pursue new services and new monetization opportunities aligned with driving demand for our creators’ events. Scalable Financial Engine Our sharpened business model helped propel strong top- and bottom-line growth in 2021. Importantly, we achieved adjusted EBITDA of $1.0 million for CIIS Public Programs San Francisco-based California Institute of Integral Studies (CIIS) is a nonprofit university known for its innovative graduate degrees including spirituality and cosmology, psychology and counseling, cultural anthropology, organizational and leadership studies, health, and the arts. CIIS’s Public Programs organize conversations, talks, and workshops that further personal and social change. In 2021, they hosted 89 events – an average of 7 per month. “We could be highlighting meditation but through the concept of change and stability in your life,” says Patty Pforte, Senior Marketing Manager. “It’s a way to get people interested in the types of topics that CIIS explores as a university, but from a public, more general standpoint.” CIIS Public Programs use Eventbrite Boost to advertise events on Facebook and Instagram. With Boost’s Multi Event Ads tool, CIIS advertise their entire event calendar – in one campaign. Pforte touts Multi Events Ads’ ease of campaign creation, low cost, and filtering parameters – she can run a campaign for the entire calendar or the next 30 days. Last year, 19% of CIIS’s tickets were driven by Eventbrite. Thrilled by Boost’s friendly interface and incredible functionality, CIIS heartily recommends Eventbrite Boost to other nonprofits. Eventbrite Q4 2021 Shareholder Letter Page 6 fiscal year 2021, compared to an adjusted EBITDA loss of $134 million the prior year. Revenue grew 77% year-over-year in 2021, gross margins expanded by 21 percentage points, and we held operating expenses to a 3% increase versus 2020 excluding certain non-routine items. Our permanent shift to a self-service operating model, effective sizing and prioritization of investments, and strong cost discipline yielded tremendous operating leverage. For the fourth quarter, net revenue grew 124% year-over-year and 12% quarter- over-quarter to $59.6 million. Within the fourth quarter, revenue growth was strongest in the first month, and we began to experience an impact related to COVID variants and their effect on events and attendance toward the end of the quarter. Paid ticket trends in the fourth quarter continue to point toward strong consumer demand for events on our platform. Paid tickets doubled compared to the fourth quarter of 2020 and rose 16% over the previous quarter to reach 22.1 million, the highest level in seven quarters. Paid tickets per event rose 20% from the previous quarter and 61% year-over-year, also reaching the highest level in two years. Creators, meanwhile, scaled back their event calendars as external conditions changed through the quarter, and the number of paid events per creator declined by 9% from the prior quarter. Our operating leverage remained strong in the fourth quarter as we achieved a second consecutive quarter of positive adjusted EBITDA. Gross margin of 66% favorably compared to gross margin of 51% in the year-ago period, as fixed costs absorption benefited from higher revenue levels. In accordance with our product-led strategy, we also continued to direct investments into product development, which accounted for 35% of total operating expenses in the fourth quarter compared to 30% on a comparable basis in the fourth quarter of 2020. Our fourth quarter Adjusted EBITDA was $4.0 million, representing an Adjusted EBITDA margin of 7%. We believe that the permanent, strategic changes we made to our business model will support further improvements in our margin profile, profitability, and adjusted EBITDA as ticket volume and revenue grow in the future. Bollywood Dream Entertainment DJ Prashant has spent the past decade bringing Bollywood and Bhangra- inspired crossover music, dance, and cultural experiences and events to the world through his company, Bollywood Dreams Entertainment. Inspired by the culture of his birthplace, India, Prashant teaches dance classes and DJs Bollywood parties to eager attendees throughout the US. Selling over 3,000 tickets to 40 events in 2021, Bollywood Dreams Entertainment has pivoted to the pandemic’s changing restrictions, hosting online parties, outdoor masked events, and both in-person and online dance classes. But it didn’t cause him to slow down, hovering between 40 and 60 events a year the past three years, and testing out our newly launched Creator Collections feature with three collections. In the 10 years he’s been hosting events on Eventbrite, Prashant has brought energy, dancing, culture, and color to his fans. Eventbrite Q4 2021 Shareholder Letter Page 7

Summary Through our achievements of the fourth quarter and 2021 we have laid a strong foundation upon which we are executing the next phase of our strategy. We have accelerated product development and reimagined the multi-event management experience for frequent creators on our platform. We also have shown that we can operate in a wide range of environments while successfully supporting independent, frequent creators and investing to stay ahead of their needs. Consistent with our strategy, we are now turning more of our focus to developing marketing and demand generation products that we believe can lift our creators – and our company – to new levels of growth. As we recover from a pandemic that has tested resilience, we are inspired by the human desire to gather shown by our creators and consumers everyday. We have confidence in the long-term health of the live events industry, especially as it adapts to secular changes like shifting work-life balances, the experience economy favored by millennials and Gen Zers, and the growing prominence of hyper-local and community-based events. We move into 2022 with great determination and optimism that Eventbrite will continue to lead with innovation for live events as we deliver growth and value for our shareholders. Thank you for your support and we look forward to keeping you updated on our progress. Sincerely, Julia Hartz CEO Lanny Baker CFO Eventbrite Q4 2021 Shareholder Letter Page 8

Financial Discussion

Fourth Quarter Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables can be found at the end of this letter.

Net Revenue

Net revenue of $59.6 million in the fourth quarter increased 124% due to higher paid ticket volumes. As a reminder, ticketing volume in the fourth quarter of 2020 was substantially impacted by COVID-related restrictions on live events and elevated ticket refunds. Reported net revenue per paid ticket was $2.70 in the fourth quarter of 2021, compared to $2.43 in the same period in 2020, largely reflecting an increase in average ticket value.

Net Revenue:


$60M
$27M
Q4 2020
Q4 2021

Paid Ticket Volume

Paid ticket volume of 22.1 million increased 101% as both the supply of and demand for live events and in-person gatherings improved from the year-ago period. Paid ticket volume also rose 16% sequentially as COVID-related disruptions moderated for much of the fourth quarter. Paid ticket volume was strongest in the first month of the fourth quarter and eased toward the end of the quarter as the latest variant wave spiked in many of our markets.

Paid ticket volume for events outside of the U.S. represented 34% of total paid tickets in the fourth quarter, compared to 38% a year earlier. Comparing the same periods, paid ticket volume for events outside of the U.S. increased 82% year-over-year, benefitting from the ongoing recovery of live events across our major international markets.

Paid Tickets:


22M
11M
Q4 2020
Q4 2021

Gross Profit

Gross profit was $39.3 million in the fourth quarter of 2021 compared to gross profit of $13.7 million in the fourth quarter of 2020. Gross margin was 65.9% in the fourth quarter of 2021, up 10 basis points from the third quarter and setting a new quarterly record. The improvement in gross margin reflects better fixed cost absorption as ticket volume and revenue increased in the period.

Gross Profit:


$39M
$14M
Q4 2020
Q4 2021

Eventbrite Q4 2021 Shareholder Letter

Page 9

OpEx Investment Profile(3): Operating Expenses Operating expenses were $51.8 million in the fourth quarter of 2021, compared to $26.9 million in the fourth quarter of 2020. Operating expenses in the fourth quarter of 2020 included a $14.0 million reduction of reserves for estimated advance payout losses and other non-routine items. Excluding non-routine items, on a Non-GAAP basis, operating expenses were $39.7 million in the year ago period. Product development expenses of $17.9 million for the fourth quarter of 2021 rose 52% compared to the same period in 2020 reflecting strategic investments in our scalable platform and software tools. The increase is primarily attributable to an increase in the size of our engineering team as well as higher employee compensation. Sales, marketing and support expenses were $12.6 million in the fourth quarter of 2021 compared to income of $7.6 million in the fourth quarter of 2020. Sales, marketing and support expenses in last year’s fourth quarter included a $14.0 million reduction of reserves for estimated advance payout losses and other non- routine items. Excluding these non-routine items, on a Non-GAAP basis, sales, marketing and support expenses were $9.3 million in the fourth quarter of 2020, and the year-over-year increase to the fourth quarter of 2021 reflects modestly higher compensation expenses and an increase in marketing spend associated with greater platform activity. General and administrative expenses were $21.3 million in the fourth quarter of 2021 compared to $22.7 million in the same period in 2020. Excluding non-routine items, on a Non-GAAP basis, general and administrative expenses grew 15% year- over-year to support increased revenue growth. Net Loss Net loss was ($16.8) million for the fourth quarter of 2021 compared with net loss of ($20.2) million in the same period in 2020. Adjusted EBITDA Adjusted EBITDA was $4.0 million in the fourth quarter compared to Adjusted EBITDA of $2.2 million a year ago. (3) Percentages reflect operating expenses including non-routine items such as litigation impacts. Q4 2021 41% General & Administrative 24% Sales & Marketing 35% Product Development Eventbrite Q4 2021 Shareholder Letter Page 10

($7M) Adjusted EBITDA(1): Available Liquidity Cash and cash equivalents Funds receivable Creator advances, net Accounts payable, creators Available liquidity Recorded Amount ($M) $634.40 18.20 0.90 (285.3) l $368.2 Balance Sheet and Cash Flow Cash and cash equivalents totaled $634.4 million at the end of the fourth quarter of 2021, up from $505.8 million as of December 31, 2020. To evaluate Eventbrite’s liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. On that basis, the company’s available liquidity as of December 31, 2021 increased to $368.2 million from $332.1 million as of December 31, 2020. As of December 31, 2021, the company had paid $5.9 million in chargebacks and net refunds related to our March 11, 2020 advance payout balance, a loss rate consistent with pre-pandemic trends despite significantly increased event cancellation and postponement activity during 2020 and 2021. The balance of advance payouts to creators stood at $319.3 million on December 31, 2021 including $79.5 million issued subsequent to the third quarter of 2020, when the company resumed the program on a limited basis. Q4 2021 Q4 2020 $2M $4M Eventbrite Q4 2021 Shareholder Letter Page 11

Based upon current information, we anticipate first quarter 2022 revenue will be within a range of $47 million to $50 million. We also believe that month-to-month paid ticket trends could be variable reflecting the potential impact of COVID variants. Business Outlook Eventbrite Q4 2021 Shareholder Letter Page 12

Eventbrite will hold a conference call and live webcast on February 10, 2022 at 2:00 p.m. PDT to discuss the fourth quarter 2021 financial results. To listen to a live audio webcast, please visit Eventbrite’s Investor Relations website at https://investor.eventbrite.com/overview/default.aspx. A replay of the webcast will be available at the same website. About Eventbrite Eventbrite is a global self-service ticketing and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 200 million tickets distributed to more than 4 million experiences in 2020, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at http://www.eventbrite.com. Earnings Webcast The neon icons can be used to convey abstract concepts and work well in presentations. They should feel active and expressive. Feel free to expand on these as you build out the experience. Eventbrite Q4 2021 Shareholder Letter Page 13

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the impacts of the COVID-19 global health pandemic, including its impact on the Company, its operations, or its future financial or operational results; the recovery from the COVID-19 global health pandemic, the impact of new COVID-19 variants, the removal of restrictions on in-person events, the market response to the recovery and event creator and event attendees’ behaviour in relation to the recovery; the impact of the Company re-centering its business around a self-service model; the Company’s business model, investments to support accretive growth, product-led strategy and operating leverage, including the impact on results; the Company’s expectations regarding the timing of recovery of paid ticket volumes; growth strategies and opportunities in the Company’s businesses and products, including creative initiatives; the Company’s expectations regarding the development of its platform and products; the Company’s expectations regarding growth and further improvements in its margin profile, profitability and adjusted EBITDA; and the Company’s expectations described under “Business Outlook” above. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance. The forward-looking statements contained in this letter are also subject to additional risks, uncertainties and factors, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA and Adjusted EBITDA margin is helpful to our investors as they are metrics used by management in assessing the health of our business and our operating performance. These measures are not prepared in accordance with GAAP and have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities. We calculate Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, loss on debt extinguishment, direct and indirect acquisition related costs, employer taxes related to employee transactions and other income (expense), which consisted of interest income, foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results. Adjusted EBITDA Margin Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of the limitations described above, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net loss and our other GAAP results. Eventbrite Q4 2021 Shareholder Letter Page 14

Consolidated Statements of Operations

($ in thousands, except per share data) (Unaudited)	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Net revenue	$ 59,638	$ 26,658	$ 187,134	$ 106,006
Cost of net revenue[1]	20,328	13,000	70,294	62,330
Gross profit	39,310	13,658	116,840	43,676
Operating expenses [1]:				
Product development	17,910	11,793	66,303	54,551
Sales, marketing and support	12,559	(7,572)	35,916	84,259
General and administrative	21,319	22,720	82,399	103,146
Total operating expenses	51,788	26,941	184,618	241,956
Loss from operations	(12,478)	(13,283)	(67,778)	(198,280)
Interest expense [2]	(3,067)	(10,665)	(16,267)	(24,586)
Loss on debt extinguishment	—	—	(49,977)	—
Other income (expense), net	(748)	3,330	(3,630)	(1,932)
Loss before income taxes	(16,293)	(20,618)	(137,652)	(224,798)
Income tax provision (benefit)	543	(387)	1,428	(80)
Net loss	$ (16,836)	$ (20,231)	$ (139,080)	$ (224,718)
Net loss per share, basic and diluted	$ (0.18)	$ (0.22)	$ (1.47)	$ (2.52)
Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	95,782	91,972	94,303	89,335

[1] Includes stock-based compensation as follows (in thousands):

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Cost of net revenue	$ 168	$ 256	$ 904	$ 1,146
Product development	3,869	3,088	16,384	13,244
Sales, marketing and support	1,468	1,165	5,627	4,778
General and administrative	6,032	5,166	24,608	21,047
Total	$ 11,537	$ 9,675	$ 47,523	$ 40,215

[2] We adopted the new accounting standard update, ASU 2020-06, to simplify the accounting for convertible debt on January 1, 2021 using the modified retrospective method. The adoption eliminates the non-cash interest expense related to the conversion features of the convertible notes.

Eventbrite Q4 2021 Shareholder Letter

Page 15

Consolidated Balance Sheets

($ in thousands) (Unaudited)

	December 31, 2021	December 31, 2020
Assets		
Current assets		
Cash and cash equivalents	$ 634,378	$ 505,756
Funds receivable	18,197	10,807
Accounts receivable, net	1,110	458
Creator signing fees, net	1,184	3,657
Creator advances, net	862	6,651
Prepaid expenses and other current assets	17,877	9,804
Total current assets	673,608	537,133
Property and equipment, net	7,162	11,574
Operating lease right-of-use assets	10,940	13,886
Goodwill	174,388	174,388
Acquired intangible assets, net	31,116	42,333
Restricted cash	1,781	2,674
Creator signing fees, noncurrent	2,225	5,838
Other assets	1,756	7,859
Total assets	$ 902,976	$ 795,685
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 285,222	$ 191,134
Accounts payable, trade	1,083	1,903
Chargebacks and refunds reserve	21,395	33,225
Accrued compensation and benefits	10,910	3,980
Accrued taxes	11,068	2,992
Operating lease liabilities	4,149	4,940
Other accrued liabilities	24,139	8,362
Total current liabilities	357,966	246,536
Accrued taxes, noncurrent	12,868	14,234
Operating lease liabilities, noncurrent	8,677	11,517
Long-term debt	353,564	206,630
Other liabilities	1	1,196
Total liabilities	733,076	480,113
Common stock, $0.000001 per value	1	1
Additional paid-in capital	903,470	913,115
Accumulated deficit	(733,571)	(597,544)
Total stockholders' equity	169,900	315,572
Total liabilities and stockholders' equity	$ 902,976	$ 795,685

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Consolidated Statements of Cash Flows

($ in thousands) (Unaudited)

		Year Ended December 31,	
		2021	2020
Cash flows from operating activities			
Net loss	$	(139,080)	$ (224,718)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:			
Depreciation and amortization		18,716	22,610
Amortization of creator signing fees		2,817	8,553
Noncash operating lease expense		4,647	8,827
Amortization of debt discount and issuance costs		3,917	10,226
Payment in kind interest		2,178	6,784
Loss on debt extinguishment		49,977	-
Stock-based compensation expense		47,523	40,215
Impairment charges of creator advances and creator signing fees		1,742	12,308
Allowance for credit loss and provision for creator advances		1,029	17,634
Provision for chargebacks and refunds		6,489	61,016
Other		745	3,495
Changes in operating assets and liabilities:			
Accounts receivable		(591)	(2,505)
Funds receivable		(7,390)	44,089
Creator signing fees, net		1,533	(2,665)
Creator advances, net		4,694	2,516
Prepaid expenses and other assets		(8,310)	4,862
Accounts payable, creators		94,088	(116,737)
Accounts payable, trade		(842)	171
Chargebacks and refunds reserve		(18,319)	(30,398)
Accrued compensation and benefits		6,930	(2,367)
Accrued taxes		6,108	(3,173)
Operating lease liabilities		(5,332)	(9,663)
Other accrued liabilities		14,774	(7,972)
Payment in kind interest		(8,962)	-
Net cash provided by (used in) operating activities		79,081	(156,892)
Cash flows from investing activities			
Purchases of property and equipment		(985)	(1,699)
Capitalized internal-use software development costs		(1,548)	(4,583)
Cash paid for acquisitions, net of cash acquired		-	(6,375)
Net cash used in investing activities	$	(2,533)	$ (12,657)

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Consolidated Statements of Cash Flows (continued)

($ in thousands) (Unaudited)

		Year Ended December 31,	
		2021	2020
Cash flows from financing activities			
Proceeds from issuance of debt	$	212,750	275,000
Debt issuance costs		(5,738)	(18,901)
Purchase of convertible notes capped calls		(18,509)	(15,600)
Proceeds from exercise of stock options		18,526	19,282
Purchases under employee stock purchase plan		1,429	1,292
Taxes paid related to net share settlement of equity awards		(13,705)	(5,517)
Principal repayment of debt obligations and prepayment premium		(143,247)	-
Other		(325)	(517)
Net cash provided by (used in) financing activities		51,181	255,039
Net increase (decrease) in cash, cash equivalents and restricted cash		127,729	85,490
Cash, cash equivalents and restricted cash			
Beginning of period		508,430	422,940
End of period	$	636,159	508,430
Supplemental cash flow data			
Interest paid	$	9,595	6,751
Income taxes paid, net of refunds		135	835
Noncash investing and financing activities			
Vesting of early exercised stock options	$	-	241
Indemnity holdback consideration associated with ToneDen acquisition		-	1,125
Purchases of property and equipment, accrued but unpaid		70	43
Operating lease right-of-use assets obtained in exchange for operating lease liabilities		1,806	2,688

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Key Operating Metrics and Non-GAAP Financial Measures

(In thousands, except per ticket data) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,	
	2021	2020	2021	2020
Net Revenue	$ 59,638	$ 26,658	$ 187,134	$ 106,006
Paid ticket volume	22,088	10,974	67,427	47,092
Revenue per paid ticket	$ 2.70	$ 2.43	$ 2.78	$ 2.25
Adjusted EBITDA	$ 3,956	$ 2,194	$ 1,005	$ (134,075)
Adjusted EBITDA Margin	7 %	8 %	1 %	(126) %

Adjusted EBITDA reconciliation (Unaudited)	Three Months Ended				
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Net loss	$ (16,836)	$ (16,813)	$ (20,540)	$ (84,891)	$ (20,231)
Add:					
Depreciation and amortization	4,228	4,428	4,772	5,288	5,334
Stock-based compensation	11,537	12,300	12,323	11,363	9,675
Interest expense	3,067	2,814	2,776	7,610	10,665
Loss on debt extinguishment	-	-	-	49,977	-
Direct and indirect acquisition related costs (1)	-	-	-	-	190
Employer taxes related to employee equity transactions	669	400	793	682	278
Other (income) expense, net	748	2,460	(526)	948	(3,330)
Income tax provision (benefit)	543	311	61	513	(387)
Adjusted EBITDA	$ 3,956	$ 5,900	$ (341)	$ (8,510)	$ 2,194

	Year Ended December 31,	
	2021	2020
Net loss	$ (139,080)	$(224,718)
Add:		
Depreciation and amortization	18,716	22,610
Stock-based compensation	47,523	40,215
Interest expense	16,267	24,586
Loss on debt extinguishment	49,977	-
Direct and indirect acquisition related costs (1)	-	190
Employer taxes related to employee equity transactions	2,544	1,190
Other income (expense), net	3,630	1,932
Income tax provision (benefit)	1,428	(80)
Adjusted EBITDA	$ 1,005	$(134,075)

(1) Direct and indirect acquisition related costs consist primarily of transaction and transition related fees and expenses incurred within one year of the acquisition date, including legal, accounting, tax and other professional fees as well as personnel-related costs such as severance and retention bonuses for completed, pending and attempted acquisitions.

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